Exhibit 99.1
INFORMATION
.

For Immediate Release
April 24, 2014
Contact: 513.271.3700
John A. Kraeutler, Chief Executive Officer

MERIDIAN BIOSCIENCE REPORTS SECOND QUARTER 2014 OPERATING RESULTS AND REVISES FISCAL 2014 GUIDANCE

GENERAL HIGHLIGHTS

Meridian Bioscience, Inc., Cincinnati, Ohio (NASDAQ: VIVO) today:

•
reported record fiscal 2014 second quarter and first six months net sales of $50.1 million and $94.9 million, respectively, increases of 6% and 2%, respectively, from the same periods of the prior fiscal year;

•	reported second quarter operating income of $15.7 million, an increase of 3% from the same period of the prior fiscal year;

•	reported six months operating income of $27.3 million, a decrease of 4% from the same period of the prior fiscal year;

•	reported second quarter net earnings of $10.3 million, or $0.24 per diluted share, an increase of less than 1% and flat, respectively, compared to the fiscal 2013 second quarter;

•	reported first six months net earnings of $17.7 million, or $0.42 per diluted share, decreases of 5% and 7%, respectively, compared to the same period of fiscal 2013;

•
declared the regular quarterly cash dividend of $0.20 per share for the second quarter of fiscal 2014 (indicated rate of $0.80 per share), a 5% increase over the regular quarterly rate for fiscal 2013; and

•	revised downward its fiscal 2014 guidance of per share diluted earnings to between $0.85 and $0.90 on net sales of $190 million to $195 million.

FINANCIAL HIGHLIGHTS (UNAUDITED)
In Thousands, Except per Share Data

	Three Months Ended March 31,			Six Months Ended March 31,
	2014	2013	% Change	2014	2013	% Change
Net Sales	$50,134	$47,265	6%	$94,928	$92,616	2%
Operating Income	15,666	15,253	3%	27,292	28,344	-4%
Net Earnings	10,300	10,249	-%	17,726	18,723	-5%
Diluted Earnings per Share	$0.24	$0.24	-%	$0.42	$0.45	-7%

	March 31,
	2014	2013
Cash and Equivalents	$38,213	$38,594
Working Capital	96,128	85,477
Shareholders’ Equity	160,332	148,354
Total Assets	178,155	165,987

COMPANY COMMENTS

John A. Kraeutler, Chief Executive Officer, said, “While much of the anticipated rebound in revenues from the first quarter did happen, it fell short of our second quarter projections.  Overall organic revenues increased 6% compared with last year’s second quarter.  Diagnostics sales grew by 2%, with illumigene® molecular revenues rising by 23%, and H. pylori improving by 11%.  Foodborne sales were flat for the second consecutive quarter due to competitive pressures, and influenza revenues were off by 18%.  Due to seasonal weakness, for the first six months our immunoassay respiratory test sales are down nearly $3 million, period over period.  Our Life Science business rebounded and reported a 20% increase in revenues during the quarter; with our core unit yielding a 24% improvement as orders that had been postponed in the first quarter cycled back into alignment.  The primary growth drivers for Life Science included our MyTaq™, SensiFAST™, and ISOLATE products.  Overall operating margins were strong, but slightly lower than anticipated due to increased costs from our Diagnostics unit, and lower gross profit margins in our Life Science unit compared to the prior year.

As mentioned, illumigene revenues grew by 23% reaching nearly $10 million, with double-digit increases in both illumigene Group A and illumigene Group B sales.  illumigene C. difficile revenues also improved both quarter versus quarter and sequentially.  As noted in our prior quarterly report, we continue to watch the hospital-associated infection (HAI) category closely as it appears to be losing some momentum due to a combination of reduced rates of infection, lower hospital admission rates and pricing pressure from increased competition.  On March 25, 2014, we received FDA clearance to market our illumigene Pertussis (whooping cough) test.  The market demand for this assay is strong and we have gained 36 accounts since clearance.  We expect this product will provide growth in the second half of the fiscal year.  Our total base of illumigene customers has reached 1,235, up from the 1,203 that we reported last quarter.

In late February we strengthened our leadership team with the hiring of Michael C. Shaughnessy as Executive Vice President and President, Meridian Global Diagnostics.  Mike brings more than 32 years of experience in medical devices and diagnostics having held senior positions at Carter Wallace, Inc. and Corpak MedSystems.  In this new role, Mike will lead and oversee the commercial efforts and resources of our Diagnostics business on a global basis.  We welcome him to our leadership team and look forward to his contributions to our continued growth.”

William J. Motto, Executive Chairman, commented, “The first half of fiscal 2014 fell short of expectations due to soft C. difficile, food and respiratory sales and, as a consequence, we lowered our revenue and earnings guidance. As we improve the capabilities of our salesforce, introduce new products, and benefit from the addition of Michael Shaughnessy to our senior management team, we look forward to an acceleration in our sales growth.  In addition, we plan to step up our search for new opportunities through the acquisition of attractive new technologies.  As always, we will continue our dedication to safe and efficient operations and the development of new products.  Early indicators are very positive for our most recent illumigene rapid test for the detection of pertussis”

CASH DIVIDEND MATTERS

The Board of Directors declared the regular quarterly cash dividend of $0.20 per share for the second quarter ended March 31, 2014. The dividend is of record May 5, 2014 and payable May 15, 2014.  This annual indicated dividend rate of $0.80 per share represents a 5% increase over the rate in fiscal 2013.  Guided by the Company’s policy of setting a payout ratio of between 75% and 85% of each fiscal year’s expected net earnings, the actual declaration and amount of dividends will be determined by the Board of Directors in its discretion based upon its evaluation of earnings, cash flow requirements and future business developments, including acquisitions.

FISCAL 2014 GUIDANCE REVISED

Based on actual second quarter results and expected third and fourth quarter operating results for the fiscal year ending September 30, 2014, management expects net sales to be in the range of $190 million to $195 million and per share diluted earnings to be between $0.85 and $0.90. Previous guidance called for net sales to be between $203 million to $208 million and per share diluted earnings to be between $0.98 and $1.03.  The per share estimates assume an increase in average diluted shares outstanding from approximately 41.9 million at fiscal 2013 year end to approximately 42.3 million at fiscal 2014 year end.  The sales and earnings guidance provided in this press release is from expected internal growth and does not include the impact of any acquisitions the Company might complete during fiscal 2014.

FINANCIAL CONDITION

The Company’s financial condition is sound.  At March 31, 2014, current assets were $113.9 million compared to current liabilities of $17.8 million, resulting in working capital of $96.1 million and a current ratio of 6.4.  Cash and equivalents were $38.2 million and the Company had 100% borrowing capacity under its $30.0 million commercial bank credit facility.  The Company has no bank-debt obligations outstanding.

INTERIM UNAUDITED OPERATING RESULTS
(In Thousands, Except per Share Data)

The following table sets forth the unaudited comparative results of Meridian on a U.S. GAAP basis for the interim periods of fiscal 2014 and fiscal 2013.

	Three Months Ended March 31,		Six Months Ended March 31,
	2014	2013	2014	2013
Net sales	$50,134	$47,265	$94,928	$92,616
Cost of sales	18,541	16,522	35,328	33,077
Gross profit	31,593	30,743	59,600	59,539

Operating expenses
Research and development	3,186	2,811	6,039	5,328
Selling and marketing	6,461	5,471	12,538	11,164
General and administrative	6,280	7,208	13,731	14,703
Total operating expenses	15,927	15,490	32,308	31,195

Operating income	15,666	15,253	27,292	28,344
Other income (expense), net	(22)	276	(238)	411
Earnings before income taxes	15,644	15,529	27,054	28,755
Income tax provision	5,344	5,280	9,328	10,032
Net earnings	$10,300	$10,249	$17,726	$18,723

Net earnings per basic common share	$0.25	$0.25	$0.43	$0.45
Basic common shares outstanding	41,471	41,266	41,434	41,188

Net earnings per diluted common share	$0.24	$0.24	$0.42	$0.45
Diluted common shares outstanding	42,147	41,947	42,120	41,830

The following table sets forth the unaudited segment data for the interim periods in fiscal 2014 and fiscal 2013 (in thousands).  In the fourth quarter of fiscal 2013, we aggregated our Diagnostics operating segments into a single reportable segment (“Diagnostics”).  The prior period information reflected below has been conformed to the current period presentation.

	Three Months Ended March 31,		Six Months Ended March 31,
	2014	2013	2014	2013
Net sales
Diagnostics	$37,061	$36,403	$71,898	$72,072
Life Science	13,073	10,862	23,030	20,544
	$50,134	$47,265	$94,928	$92,616
Operating Income
Diagnostics	$12,301	$12,494	$21,685	$23,834
Life Science	3,306	3,046	5,567	4,680
Eliminations	59	(287)	40	(170)
	$15,666	$15,253	$27,292	$28,344

FORWARD LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements accompanied by meaningful cautionary statements.  Except for historical information, this report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, which may be identified by words such as "estimates", "anticipates", "projects", "plans", "seeks", "may", "will", "expects", "intends", "believes", "should" and similar expressions or the negative versions thereof and which also may be identified by their context.  Such statements, whether expressed or implied, are based upon current expectations of the Company and speak only as of the date made.  The Company assumes no obligation to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.  These statements are subject to various risks, uncertainties and other factors that could cause actual results to differ materially, including, without limitation, the following:

Meridian's continued growth depends, in part, on its ability to introduce into the marketplace enhancements of existing products or new products that incorporate technological advances, meet customer requirements and respond to products developed by Meridian's competition, and its ability to effectively sell such products.  While Meridian has introduced a number of internally developed products, there can be no assurance that it will be successful in the future in introducing such products on a timely basis.  Meridian relies on proprietary, patented and licensed technologies, and the Company’s ability to protect its intellectual property rights, as well as the potential for intellectual property litigation, would impact its results.  Ongoing consolidations of reference laboratories and formation of multi-hospital alliances may cause adverse changes to pricing and distribution.  Recessionary pressures on the economy and the markets in which our customers operate, as well as adverse trends in buying patterns from customers can change expected results.  Costs and difficulties in complying with laws and regulations, including those administered by the United States Food and Drug Administration, can result in unanticipated expenses and delays and interruptions to the sale of new and existing products.  The international scope of Meridian’s operations, including changes in the relative strength or weakness of the U.S. dollar and general economic conditions in foreign countries, can impact results and make them difficult to predict.  One of Meridian's growth strategies is the acquisition of companies and product lines.  There can be no assurance that additional acquisitions will be consummated or that, if consummated, will be successful and the acquired businesses will be successfully integrated into Meridian's operations.  There may be risks that acquisitions may disrupt operations and may pose potential difficulties in employee retention and there may be additional risks with respect to Meridian’s ability to recognize the benefits of acquisitions, including potential synergies and cost savings or the failure of acquisitions to achieve their plans and objectives.  The Company cannot predict the possible impact of recently-enacted United States healthcare legislation and any similar initiatives in other countries on its results of operations.  In addition to the factors described in this paragraph, Part I, Item 1A Risk Factors of our Form 10-K contains a list and description of uncertainties, risks and other matters that may affect the Company.

Meridian is a fully integrated life science company that develops, manufactures, markets and distributes a broad range of innovative diagnostic test kits, purified reagents and related products and offers biopharmaceutical enabling technologies. Utilizing a variety of methods, these products and diagnostic tests provide accuracy, simplicity and speed in the early diagnosis and treatment of common medical conditions, such as gastrointestinal, viral and respiratory infections. Meridian’s diagnostic products are used outside of the human body and require little or no special equipment. The Company's products are designed to enhance patient well-being while reducing the total outcome costs of healthcare. Meridian has strong market positions in the areas of gastrointestinal and upper respiratory infections, serology, parasitology and fungal disease diagnosis. In addition, Meridian is a supplier of rare reagents, specialty biologicals and related technologies used by biopharmaceutical companies engaged in research for new drugs and vaccines. The Company markets its products and technologies to hospitals, reference laboratories, research centers, diagnostics manufacturers and biotech companies in more than 60 countries around the world. The Company’s shares are traded on the NASDAQ Global Select Market, symbol VIVO. Meridian's website address is www.meridianbioscience.com.

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